EXHIBIT 10.10

SUMMARY TRANSLATION OF

TECHNOLOGY AND KNOW-HOW TRANSFER AGREEMENT

BY AND BETWEEN MAC ENGINEERING AND VISION MARINE TECHNOLOGIES INC.

Technology and Know-How Transfer Agreement dated February 16, 2021 by and between MAC ENGINEERING, SASU (“MAC ENGINEERING”) and Vision Marine Technologies Inc. (“VMAR”) (collectively, the “Parties”).

PREAMBLE

MAC ENGINEERING is a French corporation specializing in electric mobility.

VMAR is a Canadian corporation specializing in the manufacture and sale of electric boats.

MAC ENGINEERING has developed and invented a set of non-patented electronic components for managing the power and energy of an electric powertrain system for boats (the “Technological Components”).

MAC ENGINEERING has also developed a specific, non-patentable know-how in the field of electric motors (the “Know-how”).

VMAR wishes to acquire the Technological Components and Know-how developed by MAC ENGINEERING in order to develop an electric outboard motor.

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS

“Agreement” means the present agreement as well as its Schedules numbered 1 to 6

“Effective Date” means the effective date of this Agreement.

“Technological Components” means all of the knowledge, tools, techniques and processes developed by MAC ENGINEERING for the development of electronic equipment intended for managing the power and energy of an electric powertrain system for boats, and described in Schedule 1.

“Know-how means all of the non-patented practical knowledge or techniques having a secret (not directly accessible to the public), substantial (having an economic utility from its possession), identified and transmissible (which can be reproduced by a third party) character, developed and made available by MAC ENGINEERING in the field of electric mobility, materialized by the knowledge, trade secrets, technical data, diagrams, plans, drawings, and manuals listed in Schedule 2.

Software means the embedded software which is indispensable to the functioning of the Technological Components, excluding PICOs Real-Time Kernel software, and described in Schedule 1.

PICOs Real-Time Kernel means real-time kernel software for embedded application designed by Mr. Montagne based on the OSEK automotive standard. This is free GPL software with an exception permitting to add combined files without having to make them public.

2.	OBJECT

MAC ENGINEERING assigns and transfers to VMAR the exclusive rights to use and exploit the Technological Components and the Know-how, as well as the intellectual property rights of MAC ENGINEERING in the Software, for the manufacture, production, use, sale, rental or distribution of outboard motors as well as the elements that ensure their proper functioning.

3.	TERRITORY

This Agreement will produce its effects throughout the world (the “Territory”).

4.	TECHNOLOGICAL COMPONENTS

The rights in the Technological Components are assigned exclusively for the manufacture, production, use, sale, rental or distribution of outboard motors as well as the elements that ensure their proper functioning.

MAC ENGINEERING will retain the right to exploit the Technological Components or to assign them to third parties, for use outside of the field of the manufacture, production, use, sale, rental or distribution of outboard motors, as well as the elements that ensure their proper functioning; this relates in particular to the automotive industry or boating using inboard motors or DC generators using diesel and gas.

All rights related to improvements of the Technological Components that are invented or developed by VMAR for components related to the manufacture, production, use, sale, rental or distribution of outboard motors, as well as the elements that ensure their proper functioning will be the property of VMAR.

5.	Know-How

VMAR agrees to never disclose the Know-how of MAC ENGINEERING.

The communication and transfer of the Know-how is granted exclusively for the benefit of VMAR with a view to its exploitation for the manufacture, production, use, sale, rental or distribution of outboard motors as well as the elements that ensure their proper functioning.

MAC ENGINEERING will retain the right to exploit the Know-how or to assign it to third parties, for use outside of the field of the manufacture, production, use, sale, rental or distribution of outboard motors, as well as the elements that ensure their proper functioning; this relates in particular to the automotive industry or boating using inboard motors or DC generators using diesel and gas.

6.	Transfer of Rights in Software

MAC ENGINEERING transfers to VMAR all intellectual property rights and full and entire ownership of the economic rights attached to the Software, exclusively for the nautical sector and for the manufacture, production, use, sale, rental or distribution of outboard motors as well as the elements that ensure their proper functioning, and for the legal term of copyright protection of copyright provided by French law (including any international convention).

7.	Technical Assistance

MAC ENGINEERING agrees to provide VMAR all documents and information that are relevant to the exploitation of the Technological Components, the Know-how and the Software, and the technical assistance that are is necessary to resolve any technical difficulty that may arise in the exploitation of the Technological Components, the Know-how or the Software.

8.	Compensation

In consideration for this assignment and transfer of rights, VMAR shall pay to MAC ENGINEERING the amount of 300,000 Euros, net of all taxes (the “Purchase Price”), upon the signature of the Agreement.

In addition, VMAR shall issue 30,000 common shares of VMAR (the “Shares”) to MAC ENGINEERING, upon signature of the Agreement, in accordance with the terms and conditions of the Subscription Agreement attached hereto.

The Shares can not be sold by MAC ENGINEERING until the date that is the later of 6 months following the Effective Date of this Agreement, or the end of the holding period of the Shares required under Rule 144 adopted pursuant to the Securities Act of 1933.

In addition, VMAR shall issue 100,000 options to purchase common shares of VMAR, at an exercise price equal to the market price of common shares of VMAR, to Xavier Montagne, in accordance with the terms and conditions of the Stock Option Plan of VMAR and the Share Option Agreement attached hereto.

9.	Guarantee

MAC ENGINEERING guarantees that none of the rights assigned by this Agreement have been alienated and in particular that is not has consented to any transfer, simple or exclusive license grant, or pledge in relation to the rights assigned by this Agreement to any third party.

MAC ENGINEERING guarantees to VMAR the full enjoyment of the rights assigned by this Agreement on the Technological Components, Know-how and Software, and in particular, that it will not transfer to a third party all or part of the property rights in the Technological Components, Know-how and Software, in the field of the manufacture, production, use, sale, rental or distribution of outboard motors, as well as the elements that ensure their proper functioning, that the Technological Components, Know-how and Software do not constitute an infringement of a pre-existing creatino or invention, that has not and will not introduce into its work any reminiscence or resemblance that may violate the rights of a third party, and that it will not do any act likely to prevent or interfere with the full enjoyment by VMAR of the rights conferred on it by this Agreement.

MAC ENGINEERING will indemnify VMAR for any claim arising from the inaccuracy or breach of the representations and warranties of MAC ENGINEERING contained in this Agreement, or the use of the Technological Components, Know-how and Software by VMAR which infringes any copyright or other property right of a third party, and will assume all liability resulting from such a claim up to the amount of the Purchase Price.

10.	Representations and Warranties

MAC ENGINEERING is a corporation incorporated and validity existing under French law, has the power and corporate capacity to enter into this Agreement and to perform its obligations hereunder. This Agreement constitutes legal, valid, and binding obligations of MAC ENGINEERING.

The execution of this Agreement by MAC ENGINEERING and the realization of the transactions contemplated hereby will not (a) violate or conflict with any judgment, order, decree, law, order, rule or regulation applicable to MAC ENGINEERING or the Technological Components, Know-how or Software, (b) violate, conflict with, or give rise to a right to terminate, accelerate or modify any obligation, or any loss of benefit, under any contract or instrument to which MAC ENGINEERING is party or to which the Technological Components, Know-how or Software are subject, or (c) result in the creation of imposition of a hypothec, pledge, privilege, security, claim or other charge on the rights transferred by this Agreement.

No consent or approval is required to be obtained by MAC ENGINEERING from any person or entity in relation to the execution of this Agreement by MAC ENGINEERING and the realization of the transactions contemplated hereby.

MAC ENGINEERING is the owner of all property rights in the Technological Components, Know-how and Software, free of any hypothec, pledge, privilege, security, claim or other charge. MAC ENGINEERING is not the owner of any registered intellectual property right in any country with regard to the Technological Components, Know-how or Software.

The previous and current use by MAC ENGINEERING of the Technological Components, Know-how and Software does not infringe, violate, dilute or divert a property right of any person or entity and there are no pending or threatened claims by any person or entity with respect to ownership, validity, enforceability, effectiveness or use of the property rights in the Technological Components, Know-how or Software, and neither MAC ENGINEERING or any of its affiliates have made a claim, application or notification against any person or entity alleging such infringement, misappropriation, dilution or any other violation.

11.	Respect of Contractual Exclusivities

VMAR agrees not to exploit the Technological Components, Know-how and Software in fields other than the manufacture, production, use, sale, rental or distribution of outboard motors, as well as the elements that ensure their proper functioning; this relates in particular to the automotive industry or boating using inboard motors or DC generators using diesel and gas.

12.	Right of First Offer

On the Effective Date, California Electric Boat Company Inc. grants to MAXP Inc. a right of first offer to rent any premises available in the buildings adjacent to the head office of VMAR, at 730, boulevard du Curé-Boivin, in Boisbriand, province of Quebec, Canada, and which are the property of the company California Electric Boat Company Inc., as provided in the Right of First Offer Agreement attached hereto.

13.	Confidentiality

The Parties acknowledge that they are bound by confidentiality and agree to not disclose to anyone, any Confidential Information, without the prior written consent of the Disclosing Party.

As used herein, “Confidential Information” means all or commercial, financial, technical or non-technical, tangible or intangible data or information, whether written, oral, or in any electronic, visual, or other medium, which is provided or made available by one Party (the "Disclosing Party") to the other Party (the “Recipient Party”) which relate to the Disclosing Party, which the Disclosing Party considers to be confidential or proprietary information, and which is the subject of reasonable efforts to keep confidential. Confidential Information includes, without limitation, information on development projects or on product developments of VMAR and on the techniques, methods or processes implemented respectively by VMAR and MAC ENGINEERING.

14.	Good Faith and Loyal Conduct

Each Party undertakes to always act as a loyal partner in good faith, and in particular, to bring to the attention of the other Party without delay, any dispute or difficulty that it may encounter in the context of the execution of this Agreement.

15.	Resolution

In the event of non-performance by one of the Parties of its obligations, this Agreement may be automatically terminated, one month after sending a registered letter, without prejudice to any legal proceedings and damages.

16.	Applicable Law and Dispute Resolution

This Agreement is governed by and interpreted in accordance with French law.

All disputes between the Parties related to this Agreement will be settled amicably, or failing an amicable settlement within 60 days of written notice of a dispute sent by one of the Parties to the other, the dispute shall be submitted to arbitration, which will be conducted in accordance with the rules of arbitration of the International Chamber of Commerce in the city of Montreal, province of Quebec.

17.	Force Majeure

The Parties will not be responsible for the non-performance or delay in the performance of their obligations in the event of Force Majeure.

18.	Formalities

VMAR shall be responsible for all formalities required by the execution of this Agreement, at its cost and expense.

19.	Miscellaneous

No document can give rise to new obligations if it is not the subject of a written amendment signed by the Parties.

If a clause of the Agreement is declared null, it will be deemed unwritten, without entailing the nullity of the remainder of the Agreement by which the Parties will remain bound to each other.

The fact that a Party does not claim the application of any provision of this Agreement or tolerates the non-performance thereof, temporarily or permanently, may in no case be interpreted as a waiver by that Party to exercise the rights it holds hereunder.

For the purposes of this Agreement, the Parties elect domicile at their respective addresses. appearing at the beginning of this Agreement. All notices and more generally any correspondence that may be sent by one of the Parties to the other Party must be sent to the address of the Party concerned appearing at the beginning of this Agreement.

20.	Will of the Parties

This Agreement and its schedules constitute the expression of the will of the Parties. This Agreement replaces any document, written or oral agreement, in any form whatsoever, which may have been exchanged between the Parties prior to its signature.

Signed in Boisbriand, Quebec, this February 16, 2021.

LIST OF SCHEDULES:

1.	Description of Technological Components
2.	Materialisation of Know-how
3.	Employment Contract of Mr. Xavier Montagne
4.	Option Offering Agreement
5.	Subscription for Shares Agreement
6.	Right of First Offer Agreement

For MAC ENGINEERING:

/s/ Xavier Montagne

Name: Xavier Montagne

Title: President

For VMAR:

/s/ Alexandre Mongeon

Name: Alexandre Mongeon

Title: President